AGREEMENT AND PLAN OF MERGER

                         BY AND BETWEEN

              FIRST BANKSHARES OF WEST POINT, INC.

                               AND

                  CAPITAL CITY BANK GROUP, INC.





                 Dated as of September 25, 2000



                        TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER....................................1

PREAMBLE........................................................1
          1.1  HOLDING COMPANY MERGER...........................1
          1.2  BANK MERGER......................................1
          1.3  TIME AND PLACE OF CLOSING........................2
          1.4  EFFECTIVE TIME...................................2

ARTICLE 2
     TERMS OF MERGER............................................2
          2.1  CHARTER..........................................2
          2.2  BYLAWS...........................................2
          2.3  DIRECTORS AND OFFICERS...........................2

ARTICLE 3
     MANNER OF CONVERTING SHARES................................2
          3.1  CONVERSION OF SHARES.............................2
          3.2  ANTI-DILUTION PROVISIONS.........................3
          3.3  SHARES HELD BY FBWP OR CCBG......................3
          3.4  DISSENTING SHAREHOLDERS..........................3
          3.5  FRACTIONAL SHARES................................4

ARTICLE 4
     EXCHANGE OF SHARES.........................................5
          4.1  EXCHANGE PROCEDURES..............................5
          4.2  RIGHTS OF FORMER FBWP SHAREHOLDERS...............5

ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF FBWP.....................6
          5.1  ORGANIZATION, STANDING, AND POWER................6
          5.2  AUTHORITY OF FBWP; NO BREACH BY AGREEMENT........6
          5.3  CAPITAL STOCK....................................7
          5.4  FBWP SUBSIDIARIES................................8
          5.5  FINANCIAL STATEMENTS.............................8
          5.6  ABSENCE OF UNDISCLOSED LIABILITIES...............9
          5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.............9
          5.8  TAX MATTERS......................................9
          5.9  ALLOWANCE FOR POSSIBLE LOAN LOSSES..............12
          5.10 ASSETS..........................................12
          5.11 INTELLECTUAL PROPERTY...........................13
          5.12 ENVIRONMENTAL MATTERS...........................13
          5.13 COMPLIANCE WITH LAWS............................14
          5.14 LABOR RELATIONS.................................14
          5.15 EMPLOYEE BENEFIT PLAN...........................15
          5.16 MATERIAL CONTRACTS..............................16
          5.17 LEGAL PROCEEDINGS...............................17
          5.18 REPORTS.........................................17
          5.19 STATEMENTS TRUE AND CORRECT.....................18
          5.20 ACCOUNTING, TAX AND REGULATORY MATTERS..........18
          5.21 STATE TAKEOVER LAWS.............................18
          5.22 CHARTER PROVISIONS..............................18
          5.23 OPINION OF FINANCIAL ADVISOR....................19
          5.24 BOARD RECOMMENDATION............................19
ARTICLE 6
     REPRESENTATIONS AND WARRANTIES OF CCBG....................19
          6.1  ORGANIZATION, STANDING, AND POWER...............19
          6.2  AUTHORITY OF CCBG; NO BREACH BY AGREEMENT.......19
          6.3  CAPITAL STOCK...................................20
          6.4  CCBG SUBSIDIARIES...............................20
          6.5  SEC FILINGS; FINANCIAL STATEMENTS...............21
          6.6  ABSENCE OF UNDISCLOSED LIABILITIES..............21
          6.7  ABSENCE OF CERTAIN CHANGES OR EVENTS............21
          6.8  CERTAIN ENVIRONMENTAL AND EMPLOYEE
                 BENEFIT MATTERS...............................21
          6.9  ALLOWANCE FOR POSSIBLE LOAN LOSSES..............22
          6.10 INTELLECTUAL PROPERTY...........................22
          6.11 COMPLIANCE WITH LAWS............................22
          6.12 LEGAL PROCEEDINGS...............................23
          6.13 REPORTS.........................................23
          6.14 STATEMENTS TRUE AND CORRECT.....................23
          6.15 ACCOUNTING, TAX AND REGULATORY MATTERS..........24

ARTICLE 7
     CONDUCT OF BUSINESS PENDING CONSUMMATION..................25
          7.1  AFFIRMATIVE COVENANTS OF FBWP...................25
          7.2  NEGATIVE COVENANTS OF FBWP......................25
          7.3  COVENANTS OF CCBG...............................27
          7.4  ADVERSE CHANGES IN CONDITION....................28
          7.5  REPORTS.........................................28

ARTICLE 8
     ADDITIONAL AGREEMENTS.....................................28
          8.1  REGISTRATION STATEMENT; PROXY STATEMENT;
                 SHAREHOLDER APPROVAL..........................28
          8.2  NASDAQ LISTING..................................29
          8.3  APPLICATIONS....................................29
          8.4  FILINGS WITH STATE OFFICES......................29
          8.5  AGREEMENT AS TO EFFORTS TO CONSUMMATE...........29
          8.6  INVESTIGATION AND CONFIDENTIALITY...............29
          8.7  PRESS RELEASES..................................30
          8.8  CERTAIN ACTIONS.................................31
          8.9  ACCOUNTING AND TAX TREATMENT....................31
          8.10 STATE TAKEOVER LAWS.............................31
          8.11 CHARTER PROVISIONS..............................31
          8.12 FBWP MEETINGS...................................31
          8.13 AGREEMENT OF AFFILIATES.........................32
          8.14 EMPLOYEE BENEFITS AND CONTRACTS.................32
          8.15 INDEMNIFICATION.................................33
          8.16 CERTAIN POLICIES OF FBWP........................34
          8.17 STOCK OPTION AGREEMENT..........................34
          8.18 DIRECTOR'S AGREEMENTS...........................34
          8.19 TAXES...........................................34
          8.20 FAIRNESS OPINION................................35

ARTICLE 9
     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.........35
          9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.........35
          9.2  CONDITIONS TO OBLIGATIONS OF CCBG...............36
          9.3  CONDITIONS TO OBLIGATIONS OF FBWP...............38

ARTICLE 10
     TERMINATION...............................................39
          10.1 TERMINATION.....................................39
          10.2 EFFECT OF TERMINATION...........................40
          10.3 ALTERNATE TRANSACTION...........................40
          10.4 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS...40

ARTICLE 11
     MISCELLANEOUS.............................................40
          11.1 DEFINITIONS.....................................40
          11.2 EXPENSES........................................49
          11.3 BROKERS AND FINDERS.............................49
          11.4 ENTIRE AGREEMENT................................49
          11.5 AMENDMENTS......................................49
          11.6 WAIVERS.........................................50
          11.7 ASSIGNMENT......................................50
          11.8 NOTICES.........................................50
          11.9 GOVERNING LAW...................................51
          11.10 COUNTERPARTS...................................51
          11.11 CAPTIONS; ARTICLES AND SECTIONS................51
          11.12 INTERPRETATIONS................................51
          11.13 ENFORCEMENT OF AGREEMENT.......................51
          11.14 SEVERABILITY...................................52



                  AGREEMENT AND PLAN OF MERGER


 THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 25, 2000, by and between CAPITAL CITY BANK GROUP, INC., a Florida corporation ("CCBG"), and FIRST BANKSHARES OF WEST POINT, INC., a Georgia corporation ("FBWP").

                            PREAMBLE

 The respective Boards of Directors of FBWP and CCBG are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of FBWP by CCBG pursuant to the merger of (i) FBWP with and into CCBG (the "Holding Company Merger") and (ii) First National with and into a Florida chartered bank subsidiary of CCBG, Capital City Bank ("CCB") (the "Bank Merger") (collectively, the "Mergers"). At the effective time of the Holding Company Merger, the outstanding shares of the capital stock of FBWP shall be converted into the right to receive a combination of shares of the common stock of CCBG and cash as described in this Agreement. As a result, shareholders of FBWP shall become shareholders of CCBG and CCBG shall conduct the business and operations of FBWP. The transactions described in this Agreement are subject to the approvals of the shareholders of FBWP, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Georgia Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that each of the Mergers, for federal income tax purposes, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

 Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

 NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

                            ARTICLE 1
                TRANSACTIONS AND TERMS OF MERGER

     ARTICLE 1.1 HOLDING COMPANY MERGER . Subject to the terms and conditions of this Agreement, at the Effective Time, FBWP shall be merged with and into CCBG in accordance with the provisions of, and with the effect provided in, Sections 14-2-1106 and 14-2-1107 of the GBCC and Sections 607.1101, 607.1103, 607.1105,
607.1106 and 607.1107 of the FBCA. CCBG shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FBWP and CCBG.

     ARTICLE 1.2 BANK MERGER . Subsequent to the consummation of the Holding Company Merger, First National shall be merged with and into CCB in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger ("Bank
Plan"), attached hereto as Exhibit 1. FBWP shall vote the shares of capital stock of First National in favor of the Bank Plan and the Bank Merger provided therein.

     ARTICLE 1.3 TIME AND PLACE OF CLOSING . The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or telefax as may be mutually agreed upon by the Parties.

     ARTICLE 1.4 EFFECTIVE TIME . The Holding Company Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida or the Secretary of State of the State of Georgia, whichever is later (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 60 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of FBWP and CCBG approve this Agreement to the extent such approval is required by applicable Law. The actual Effective Time within the 60-day period shall be mutually agreed upon by CCBG and FBWP.

                    ARTICLE 2 TERMS OF MERGER

     ARTICLE 2.1 CHARTER . The Articles of Incorporation of CCBG in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

     ARTICLE 2.2 BYLAWS . The Bylaws of CCBG in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving
Corporation until duly amended or repealed.

     ARTICLE 2.3 DIRECTORS AND OFFICERS . The directors of CCBG in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of CCBG in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

              ARTICLE 3 MANNER OF CONVERTING SHARES

     ARTICLE 3.1 CONVERSION OF SHARES . Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Holding
Company Merger and without any action on the part of CCBG, FBWP, First National or CCB or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of capital stock of CCBG issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Subject to Section 3.6, each share of FBWP Common Stock, excluding shares held by any FBWP Entity or any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4 issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 3.6419 shares of CCBG Common Stock (the "Share Exchange Ratio") and $17.7543 in cash (the "Cash Exchange Ratio") (collectively, the "Exchange Ratio").

     (c) Each share of capital stock of CCB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (d) Each share of capital stock of First National issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be extinguished from and after the consummation of the Bank Merger.

     ARTICLE 3.2 ANTI-DILUTION PROVISIONS . In the event CCBG changes the number of shares of CCBG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     ARTICLE 3.3 SHARES HELD BY FBWP OR CCBG . Each of the shares of FBWP Common Stock held by any FBWP Entity or by any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     ARTICLE 3.4 DISSENTING SHAREHOLDERS . Any holder of shares of FBWP Common Stock who perfects his or her dissenters' rights in accordance with and as contemplated by Section 14-2-1302 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to FBWP the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective
Time a dissenting shareholder of FBWP fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, subject to CCBG's consent in its sole discretion, CCBG shall issue and deliver the consideration to which such holder of shares of FBWP Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FBWP Common Stock held by him or her.

               ARTICLE 3.5 FRACTIONAL SHARES . Notwithstanding any other provision of this Agreement, each holder of shares of FBWP Common
Stock exchanged pursuant to the Holding Company Merger who would otherwise have been entitled to receive a fraction of a share of CCBG Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash
(without interest) in an amount equal to such fractional part of a share of CCBG Common Stock multiplied by the average market value of one share of CCBG Common Stock at the Effective Time
(i.e., the average of the last sale price of CCBG Common Stock on the Nasdaq National Market (as reported by The Wall Street
Journal or, if not reported thereby, any other authoritative source selected by CCBG) during each of the 10 trading days prior to the Effective Time). No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     ARTICLE 3.6 FOSTER LOAN. Notwithstanding any other provision of this Agreement, CCBG shall at the Effective Date withhold from the Cash Exchange Ratio portion of the consideration payable under Section 3.1(b), an aggregate amount (the "Withholding
Amount") equal to (i) $1,600,000 minus any amount paid prior to the Effective Time by the USDA to First National with respect to the Foster Loan and any amount collected prior to the Effective
Time by First National with respect to the sale of any of the collateral securing the Foster Loan, and (ii) $166,000 minus
20.75% of any amount paid prior to the Effective Time by the USDA to First Peoples Bank of Pine Mountain ("First Peoples") with respect to the Foster Loan and 20.75% of any amount collected prior to the Effective Time by First Peoples with respect to the sale of any of the collateral securing the Foster Loan. The receipt of any payments and the collection of any amounts upon the sale of collateral referred to in this Section shall be confirmed in writing to CCBG's satisfaction. The Withholding
Amount shall be held in escrow by Capital City Trust Company (the "Escrow Agent"). The Withholding Amount shall be held in escrow for a period of six months from the Effective Time. During this six-month period, any amounts received by First National, First Peoples or their successors with respect to the USDA Guarantee or from the sale of any collateral securing the Foster Loan shall be communicated to the Escrow Agent in writing by CCBG and the Escrow Agent shall pay promptly after the expiration of such six-month period a per share amount of the Withholding Amount to the shareholders of FBWP Common Stock that owned shares immediately prior to the Effective Time. In such event, the amount per share of FBWP Common Stock paid by the Escrow Agent to such shareholders shall equal (y) with respect to payments or amounts received that are attributable to the First National portion of the Foster Loan, the amount of the USDA payment and/or the amount received in the sale of collateral (plus interest from the Effective Time but less any costs, fees and expenses of the Escrow Agent) divided by the number of shares of FBWP Common
Stock issued and outstanding immediately prior to the Effective
Time, or (z) with respect to payments or amounts received that are attributable to the First Peoples portion of the Foster Loan, 20.75% of the amount of the USDA payment or the amount received in the sale of collateral each (plus interest from the Effective
Time but less any costs, fees and expenses of the Escrow Agent) divided by the number of shares of FBWP Common Stock issued and outstanding immediately prior to the Effective Time. On the date which is six months after the Effective Time, any remaining portion of the Withholding Amount and any remaining accrued interest thereon held by the Escrow Agent shall be promptly paid to CCBG. Notwithstanding the foregoing, the Withholding Amount shall not be placed in escrow with the Escrow Agent if, prior to the Effective Time, (w) First National has received at least $1,250,000 of the USDA Guarantee amount, (x) First Peoples has received funds from the USDA equal to at least 75% of the USDA Guarantee amount attributable to First Peoples, (y) CCBG has received written confirmation from FBWP of both of these payments by the USDA, and (z) FBWP shall have delivered to CCBG written confirmation from a representative of the USDA that the USDA liquidation plan for the Foster Loan has been approved, as submitted and without modification, by the USDA at the national level.

                  ARTICLE 4 EXCHANGE OF SHARES

               ARTICLE 4.1 EXCHANGE PROCEDURES . Promptly after the Effective Time, CCBG and FBWP shall cause the exchange agent selected by CCBG (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of FBWP
Common Stock immediately prior to the Effective Time (the
"Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of FBWP Common
Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of FBWP Common Stock represented by Certificates that are not registered in the transfer records of FBWP, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as CCBG and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of FBWP Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section
3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2. To the extent required by Section 3.5, each holder of shares of FBWP Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of CCBG Common Stock to which such holder may be otherwise entitled (without interest). CCBG shall not be obligated to deliver the consideration to which any former holder of FBWP
Common Stock is entitled as a result of the Holding Company
Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither CCBG nor the Exchange Agent shall be liable to a holder of FBWP Common
Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of FBWP shall constitute ratification of the appointment of the Exchange Agent.

     ARTICLE 4.2 RIGHTS OF FORMER FBWP SHAREHOLDERS . At the Effective Time, the stock transfer books of FBWP shall be closed as to holders of FBWP Common Stock immediately prior to the Effective Time and no transfer of FBWP Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of FBWP Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FBWP in respect of such shares of FBWP Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by CCBG on the CCBG Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CCBG Common Stock issuable pursuant to this Agreement. No dividend or other distribution payable to the holders of record of CCBG Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in
Section 4.1. However, upon surrender of such Certificate, both the CCBG Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

        ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FBWP

      FBWP hereby represents and warrants to CCBG as follows:

     ARTICLE 5.1 ORGANIZATION, STANDING, AND POWER . FBWP is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FBWP is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect. The minute books and other organizational documents and corporate records for FBWP have been made available to CCBG for its review and, except as disclosed in Section 5.1 of the FBWP Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

               ARTICLE 5.2  AUTHORITY OF FBWP; NO BREACH BY AGREEMENT .

     (a) FBWP has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FBWP, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FBWP Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Mergers by FBWP. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of FBWP, enforceable against FBWP in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by FBWP, nor the consummation by FBWP of the transactions contemplated hereby, nor compliance by FBWP with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FBWP's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any FBWP Subsidiary or any resolution adopted by the board of directors or the shareholders of any FBWP Entity, or (ii) except as disclosed in Section 5.2 of the FBWP Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FBWP Entity under, any Contract or Permit of any FBWP Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FBWP Entity or any of their respective material Assets (including any CCBG Entity or any FBWP Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any CCBG Entity or any FBWP Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FBWP of the Mergers and the other transactions contemplated in this Agreement.

     ARTICLE 5.3  CAPITAL STOCK .

     (a)  The authorized capital stock of FBWP consists of
(i) 1,000,000 shares of FBWP Common Stock, of which 192,481 shares are issued and outstanding as of the date of this Agreement and not more than 192,481 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of FBWP are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of FBWP has been issued in violation of any preemptive rights of the current or past shareholders of FBWP.

     (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the FBWP Disclosure Memorandum, there are no shares of capital stock or other equity securities of FBWP outstanding and no outstanding Equity Rights relating to the capital stock of FBWP.

     ARTICLE 5.4  FBWP SUBSIDIARIES .  FBWP has disclosed in Section
5.4 of the FBWP Disclosure Memorandum all of the FBWP
Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the FBWP Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the FBWP
Disclosure Memorandum, FBWP or one of its wholly-owned
Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each FBWP
Subsidiary. No capital stock (or other equity interest) of any FBWP Subsidiary is or may become required to be issued (other than to another FBWP Entity) by reason of any Equity Rights, and there are no Contracts by which any FBWP Subsidiary is bound to issue (other than to another FBWP Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any FBWP Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any FBWP Subsidiary (other than to another FBWP Entity). There are no Contracts relating to the rights of any FBWP Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any FBWP Subsidiary. All of the shares of capital stock (or other equity interests) of each FBWP Subsidiary held by a FBWP Entity are fully paid and (except pursuant to 12 USC
Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FBWP Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the FBWP Disclosure Memorandum, each FBWP Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FBWP
Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect. Each FBWP Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund. The minute books, and other organizational and corporate documents for each FBWP Subsidiary have been made available to CCBG for its review, and, except as disclosed in
Section 5.4 of the FBWP Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

     ARTICLE 5.5 FINANCIAL STATEMENTS . Each of the FBWP Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presents in all material respects the consolidated financial position of FBWP and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     ARTICLE 5.6 ABSENCE OF UNDISCLOSED LIABILITIES . No FBWP Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FBWP as of December 31, 1999, included in the FBWP Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section 5.6 of the FBWP Disclosure Memorandum, no FBWP Entity has incurred or paid any Liability since December 31, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     ARTICLE 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS . Since December 31, 1999, except as disclosed in the FBWP Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the FBWP Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect, and (ii) the FBWP Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FBWP provided in Article 7.

               ARTICLE 5.8  TAX MATTERS .

     (a)  All Tax Returns required to be filed by or on
behalf of any of the FBWP Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a FBWP Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. In particular, and without in any manner limiting the foregoing, none of the foregoing Tax Returns contains any position which is or would be subject to penalties under section 6662 of the Internal Revenue Code (or any corresponding provision of state, local or foreign Tax law). An extension of time within which to file any Tax Return which has not been filed has not been requested or granted. With respect to all amounts in respect of Taxes imposed upon FBWP, or for which FBWP is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods (or portions thereof) ending on or before the Effective Time, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by FBWP to taxing authorities or others on or before the date hereof
have been paid.   As of the date of this Agreement, there is no
audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the FBWP Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the FBWP Disclosure Memorandum. No issues have been raised (and are currently pending) by any taxing authority in connection with any Tax Returns of FBWP. FBWP's federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the FBWP Entities, except for any such Liens which are not reasonably likely to have a FBWP Material Adverse Effect.

     (b) None of the FBWP Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. Section 5.8 of the FBWP Disclosure Schedule sets forth (1) the taxable years of FBWP as to which the respective statutes of limitations with respect to Taxes have not expired, and (2) with respect to such taxable years, sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Tax Returns have not yet been filed.

     (c) As of December 31, 1999, the provision for any Taxes due or to become due for any of the FBWP Entities for the period or periods through and including the date of the respective FBWP Financial Statements that has been made and is reflected on such FBWP Financial Statements is sufficient to cover all such Taxes in accordance with GAAP. The unpaid Taxes of FBWP do not exceed the reserve for Tax liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in FBWP's most recent balance sheet as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of FBWP.

     (d) Deferred Taxes of the FBWP Entities have been provided for in accordance with GAAP.

     (e) None of the FBWP Entities is a party to any Tax allocation or Tax sharing agreement and none of the FBWP Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FBWP) or has any Liability for Taxes of any Person (other than FBWP and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the FBWP Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect.

     (g) Except as disclosed in Section 5.8 of the FBWP Disclosure Memorandum, none of the FBWP Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FBWP Entities that occurred during or after any Taxable Period in which the FBWP Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1999.

     (i) No FBWP Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     (j) All material elections with respect to Taxes affecting FBWP as of the date hereof are set forth in Section 5.8 of the FBWP Disclosure Schedule. After the date hereof, no election with respect to Taxes will be made without the written consent of CCBG.

     (k) None of the assets of FBWP is property which FBWP is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section
168(f)(8) of the Internal Revenue Code.

     (l) None of the assets of FBWP directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Internal Revenue Code.

     (m) None of the assets of FBWP is "tax-exempt use property" within the meaning of section 168(h) of the Internal
Revenue Code.

     (n) FBWP is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Internal Revenue Code.

     (o) FBWP is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

     (p) Section 5.8 of the FBWP Disclosure Schedule sets forth as of the date hereof (i) the basis of FBWP in its assets,
(ii) as of June 30, 2000, the current and accumulated earnings and profits of FBWP, (iii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign tax, or excess charitable contribution allocable to FBWP, and (iv) the amount of any deferred gain or loss allocable to FBWP arising out of any intercompany transactions.

     (q) Each asset with respect to which FBWP claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by FBWP.

     (r)  Except as disclosed in the FBWP Financial
Statements or FBWP's Tax Returns, no item of income or gain reported by FBWP for financial accounting purposes in any pre-closing period is required to be included in taxable income for a post-closing period.

     (s) FBWP has not made nor is bound by any election under Section 197 of the Internal Revenue Code.

     (t) Neither FBWP nor any FBWP Subsidiary has any excess loss account (as defined in Treasury Regulation Section
1.1502-19) with respect to the stock of any FBWP Subsidiary.

     (u) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to FBWP that are, or if issued would be, binding on FBWP.

     ARTICLE 5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES . In the opinion of management of FBWP, the allowances for possible loan and lease credit losses (collectively, the "Allowance") shown on the consolidated balance sheets of FBWP immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the FBWP Entities and other extensions of credit (including letters of credit) by the FBWP Entities as of the dates thereof.

     ARTICLE 5.10  ASSETS .

     (a) Except as disclosed in Section 5.10 of the FBWP Disclosure Memorandum or as disclosed or reserved against in the FBWP Financial Statements delivered prior to the date of this Agreement, the FBWP Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a FBWP Material Adverse Effect. All tangible properties used in the businesses of the FBWP Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FBWP's past practices.

     (b) All Assets which are material to FBWP's business on a consolidated basis, held under leases or subleases by any of the FBWP Entities, are held under valid Contracts enforceable by the FBWP Entity and to the Knowledge of FBWP as to the counter-party to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c) The FBWP Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the FBWP Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $5,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any FBWP Entity under such policies.

     (d) The Assets of the FBWP Entities include all Assets required to operate the business of the FBWP Entities as presently conducted.

     (e)  Except as disclosed and described in detail in
Section 5.10(e) of the FBWP Disclosure Memorandum, neither FBWP nor any FBWP Subsidiary holds any deposits or has made any loans to any individuals or related group of individuals which (i) in the case of deposits, individually or in the aggregate exceed 5% of the total consolidated deposits of FBWP as of June 30, 2000, or (ii) in the case of loans, individually or in the aggregate exceed 5% of the total consolidated loans of FBWP as of June 30, 2000.

     ARTICLE 5.11 INTELLECTUAL PROPERTY . Each FBWP Entity owns or has a license to use all of the Intellectual Property used by such FBWP Entity in the course of its business. Each FBWP Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such FBWP Entity in connection with such FBWP Entity's business operations, and such FBWP Entity has the right to convey by sale or license any Intellectual Property so conveyed. No FBWP Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FBWP threatened, which challenge the rights of any FBWP Entity with respect to Intellectual Property used, sold or licensed by such FBWP Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the FBWP Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the FBWP Disclosure Memorandum, no FBWP Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the FBWP Disclosure Memorandum, every officer, director, or employee of any FBWP Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a FBWP Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a FBWP Entity, and no such officer, director or employee is party to any Contract with any Person other than a FBWP Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a FBWP Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a FBWP Entity.
Except as disclosed in Section 5.11 of the FBWP Disclosure Memorandum, no officer, director or, to the Knowledge of FBWP, any employee of any FBWP Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any FBWP Entity.

     ARTICLE 5.12  ENVIRONMENTAL MATTERS .

     (a)  To the Knowledge of FBWP, each FBWP Entity, its
Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect.

     (b) There is no Litigation pending or, to the Knowledge of FBWP, threatened before any court, governmental agency, or authority or other forum in which any FBWP Entity or any of its Operating Properties or Participation Facilities (or FBWP in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any FBWP Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

     (c) During the period of (i) any FBWP Entity's ownership or operation of any of their respective current properties, (ii) any FBWP Entity's participation in the management of any Participation Facility, or (iii) any FBWP Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties; provided that with respect to the period set forth in (iii) above, this representation shall be made to the Knowledge of FBWP. Prior to the period of (i) any FBWP Entity's ownership or operation of any of their respective current properties, (ii) any FBWP Entity's participation in the management of any Participation Facility, or (iii) any FBWP Entity's holding of a security interest in a Operating Property, to the Knowledge of FBWP, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

     ARTICLE 5.13 COMPLIANCE WITH LAWS . FBWP is duly registered as a bank holding company under the BHC Act. Each FBWP Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect. Except as disclosed in Section
5.13 of the FBWP Disclosure Memorandum, none of the FBWP Entities:

     (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

     (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect; or

     (c)  since January 1, 1997, has received any
notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FBWP Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any FBWP Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory
Authority have been made available to CCBG.

     ARTICLE 5.14 LABOR RELATIONS . No FBWP Entity is the subject of any Litigation asserting that it or any other FBWP Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FBWP Entity to bargain with any labor organization as to wages or conditions of employment, nor is any FBWP Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any FBWP
Entity, pending or threatened, or to the Knowledge of FBWP is there any activity involving any FBWP Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     ARTICLE 5.15  EMPLOYEE BENEFIT PLANS .

     (a) FBWP has disclosed in Section 5.15 of the FBWP Disclosure Memorandum, and has delivered or made available to CCBG prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FBWP Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FBWP Benefit Plans"). Any of the FBWP Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FBWP ERISA Plan." Each FBWP ERISA Plan which is also subject to Section 412 of the Internal Revenue Code is referred to herein as a "FBWP Pension Plan." No FBWP Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All FBWP Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect. Each FBWP ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FBWP is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FBWP, no FBWP Entity has engaged in a transaction with respect to any FBWP Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FBWP Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     (c) Except as disclosed in Section 5.15 of the FBWP Disclosure Memorandum, no FBWP Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FBWP Pension Plan, (ii) no change in the actuarial assumptions with respect to any FBWP Pension Plan, and (iii) no increase in benefits under any FBWP Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any FBWP Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FBWP Entity, or the single-employer plan of any entity which is considered one employer with FBWP under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No FBWP Entity has provided, or is required to provide, security to a FBWP Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FBWP Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No FBWP Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FBWP Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 5.15 of the FBWP Disclosure Memorandum, no FBWP Entity has any Liability for retiree health and life benefits under any of the FBWP Benefit Plans, other than health coverage continuation rights mandated by applicable law, and there are no restrictions on the rights of such FBWP Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

     (f) Except as disclosed in Section 5.15 of the FBWP Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FBWP Entity from any FBWP Entity under any FBWP Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any FBWP Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FBWP Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 401(a) and/or 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the FBWP Financial Statements to the extent required by and in accordance with GAAP.

     ARTICLE 5.16  MATERIAL CONTRACTS .  Except as disclosed in
Section 5.16 of the FBWP Disclosure Memorandum or otherwise reflected in the FBWP Financial Statements, none of the FBWP Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any FBWP Entity or the guarantee by any FBWP Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any FBWP Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among FBWP Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any FBWP Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $25,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.15(a), the "FBWP Contracts"). With respect to each FBWP Contract and except as disclosed in Section 5.16 of the FBWP Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no FBWP Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) no FBWP Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FBWP, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any FBWP Entity for money borrowed is prepayable at any time by such FBWP Entity without penalty or premium. Except as disclosed in Section 5.16 of the FBWP Disclosure Memorandum, none of FBWP nor any of the FBWP Entities has any obligation or liability to any wholesale mortgage business ("Wholesale Mortgage Business") or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in Section 5.16 of the FBWP Disclosure Memorandum, all Contracts to which FBWP and/or its Subsidiaries are parties may be terminated by such FBWP Entity and its successors and assigns without penalty, charge, liability or further obligation.

     ARTICLE 5.17 LEGAL PROCEEDINGS . There is no Litigation instituted or pending, or, to the Knowledge of FBWP, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FBWP Entity or any employee benefit plan of any FBWP Entity, or against any director or employee of any FBWP Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FBWP Entity. Section 5.17 of the FBWP Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any FBWP Entity is a party and which names a FBWP Entity as a defendant or cross-defendant or for which any FBWP Entity has any potential Liability.

      ARTICLE 5.18 REPORTS . Except as set forth in Section 5.18 of the FBWP Disclosure Memorandum, since January 1, 1997, or the date of organization if later, each FBWP Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     ARTICLE 5.19 STATEMENTS TRUE AND CORRECT . No statement, certificate, instrument, or other writing furnished or to be furnished by any FBWP Entity or any Affiliate thereof to CCBG pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FBWP Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCBG with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FBWP Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FBWP's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a FBWP Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FBWP, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FBWP Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     ARTICLE 5.20 ACCOUNTING, TAX AND REGULATORY MATTERS . No FBWP Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     ARTICLE 5.21 STATE TAKEOVER LAWS . Each FBWP Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover
Laws (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1131 of the GBCC.

     ARTICLE 5.22 CHARTER PROVISIONS . Each FBWP Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FBWP Entity or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FBWP Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any FBWP Entity.

     ARTICLE 5.23 OPINION OF FINANCIAL ADVISOR . FBWP has received the verbal opinion of Brown, Burke Capital Partners, Inc., as of the date of this Agreement, to the effect that the consideration to be received in the Holding Company Merger by the holders of FBWP Common Stock is fair, from a financial point of view, to such holders.

     ARTICLE 5.24 BOARD RECOMMENDATION . The Board of Directors of FBWP, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of FBWP Common Stock approve this Agreement.

        ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF CCBG

     CCBG hereby represents and warrants to FBWP as follows:

     ARTICLE 6.1 ORGANIZATION, STANDING, AND POWER . CCBG is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets.
CCBG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

     ARTICLE 6.2  AUTHORITY OF CCBG; NO BREACH BY AGREEMENT .

     (a) CCBG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCBG, subject to receipt of the requisite Consents referred to in Section 9.1(b). This Agreement represents a legal, valid, and binding obligation of CCBG, enforceable against CCBG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by CCBG, nor the consummation by CCBG of the transactions contemplated hereby, nor compliance by CCBG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CCBG's Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CCBG Entity under, any Contract or Permit of any CCBG Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CCBG Entity or any of their respective material Assets (including any CCBG Entity or any FBWP Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CCBG Entity or any FBWP Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CCBG of the Mergers and the other transactions contemplated in this Agreement.

     ARTICLE 6.3  CAPITAL STOCK .

     (a)  The authorized capital stock of CCBG consists of
(i) 90,000,000 shares of CCBG Common Stock, of which 10,191,848 shares are issued and outstanding as of the date of this Agreement, and (ii) 3,000,000 shares of CCBG Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of CCBG Capital Stock are, and all of the shares of CCBG Common Stock to be issued in exchange for shares of FBWP Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of CCBG Capital Stock has been, and none of the shares of CCBG Common Stock to be issued in exchange for shares of FBWP Common Stock upon consummation of the Holding Company Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CCBG.

     (b) Except as set forth in Section 6.3(a), or as provided pursuant to the CCBG Stock Plans, or as disclosed in
Section 6.3 of the CCBG Disclosure Memorandum, there are no shares of capital stock or other equity securities outstanding and no outstanding Equity Rights relating to the capital stock of CCBG.

     ARTICLE 6.4  CCBG SUBSIDIARIES .  CCBG has disclosed in Section
6.4 of the CCBG Disclosure Memorandum all of its Significant Subsidiaries as of the date of this Agreement that are corporations and all of the CCBG Subsidiaries that are general or limited partnerships or other non-corporate entities. Each CCBG Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     ARTICLE 6.5  SEC FILINGS; FINANCIAL STATEMENTS .

     (a) CCBG has timely filed and made available to FBWP all SEC Documents required to be filed by CCBG since December 31, 1997 (the "CCBG SEC Reports"). The CCBG SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CCBG SEC Reports or necessary in order to make the statements in such CCBG SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the CCBG Financial Statements (including, in each case, any related notes) contained in the CCBG SEC Reports, including any CCBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of CCBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     ARTICLE 6.6 ABSENCE OF UNDISCLOSED LIABILITIES . Except as disclosed in the CCBG Disclosure Memorandum, no CCBG Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CCBG as of December 31, 1999, included in the CCBG Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No CCBG Entity has incurred or paid any Liability since December 31, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     ARTICLE 6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS . Since December 31, 1999, except as disclosed in the CCBG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the CCBG Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and (ii) the CCBG Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CCBG provided in Article 7.

     ARTICLE 6.8 CERTAIN ENVIRONMENTAL AND EMPLOYEE BENEFIT MATTERS . To the Knowledge of CCBG, each CCBG Entity, its Participation
Facilities and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

     ARTICLE 6.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES . In the opinion of management of CCBG, the Allowance shown on the consolidated balance sheets of CCBG included in the most recent CCBG Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CCBG included in the CCBG Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CCBG Entities and other extensions of credit (including letters of credit) by the CCBG Entities as of the dates thereof.

     ARTICLE 6.10 INTELLECTUAL PROPERTY . Each CCBG Entity owns or has a license to use all of the Intellectual Property used by such CCBG Entity in the course of its business. Each CCBG Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CCBG Entity in connection with such CCBG Entity's business operations, and such CCBG Entity has the right to convey by sale or license any Intellectual Property so conveyed. No CCBG Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CCBG threatened, which challenge the rights of any CCBG Entity with respect to Intellectual Property used, sold or licensed by such CCBG Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the CCBG Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.10 of the CCBG Disclosure Memorandum, no CCBG Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 6.10 of the CCBG Disclosure Memorandum, every officer, director, or employee of any CCBG Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a CCBG Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a CCBG Entity, and, to the Knowledge of CCBG, no such officer, director or employee is party to any Contract with any Person other than a CCBG Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a CCBG Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a CCBG Entity. Except as disclosed in Section 6.10 of the CCBG Disclosure Memorandum, no officer, director or employee of any CCBG Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any CCBG
Entity.

     ARTICLE 6.11 COMPLIANCE WITH LAWS . CCBG is duly registered as a bank holding company under the BHC Act. Each CCBG Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect. Except as disclosed in Section
6.11 of the CCBG Disclosure Memorandum, none of the CCBG
Entities:

     (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

     (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect;
or

     (c)  since January 1, 1997, has received any
notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CCBG Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, or (iii) requiring any CCBG Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar
undertaking,   which restricts materially the conduct of its
business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     ARTICLE 6.12  LEGAL PROCEEDINGS .  Except as disclosed in Section
6.12 of the CCBG Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CCBG, threatened
(or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CCBG Entity or employee benefit plan of any CCBG Entity, or against any director or employee of any CCBG Entity, in their capacity as such, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CCBG Entity, that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

     ARTICLE 6.13 REPORTS . Since January 1, 1997, or the date of organization if later, each CCBG Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect).

     As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     ARTICLE 6.14 STATEMENTS TRUE AND CORRECT . No statement, certificate, instrument or other writing furnished or to be furnished by any CCBG Entity or any Affiliate thereof to FBWP pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCBG with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FBWP's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any CCBG Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FBWP, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CCBG Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     ARTICLE 6.15 ACCOUNTING, TAX AND REGULATORY MATTERS . No CCBG Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
All Tax Returns required to be filed by or on behalf of any of the CCBG Entities have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1998, and on or before the day of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a CCBG Material Adverse Effect and all such Tax Returns filed are complete and accurate in all material respects. All
Taxes shown on Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against any CCBG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.15 of the CCBG Disclosure Memorandum. The provision for Taxes due or to become due for any of the CCBG Entities for the period or periods through and including the day of the respective CCBG Financial Statements has been made and is reflected on such CCBG Financial Statements is, to the Knowledge of CCBG, sufficient to cover all such Taxes.

       ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION

     ARTICLE 7.1 AFFIRMATIVE COVENANTS OF FBWP . From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, FBWP shall and shall cause each of its Subsidiaries to operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would
(i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or
(ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     ARTICLE 7.2 NEGATIVE COVENANTS OF FBWP . From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, FBWP covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any FBWP Entity; or

     (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FBWP Entity to another FBWP Entity) in excess of an aggregate of $50,000 (for the FBWP Entities on a consolidated basis) except in the ordinary course of the business of FBWP Subsidiaries consistent with past practices (which shall include, for FBWP Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, renewals of advances from the Federal Home Loan Bank which advances are outstanding on the date of this Agreement and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any FBWP Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FBWP Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FBWP Entity, or except as consistent with past practice, declare or pay any dividend or make any other distribution in respect of FBWP's capital stock, except that FBWP shall be allowed to pay to its shareholders FBWP's regular dividend of $1.85 per share of FBWP Common Stock for the second half of 2000; provided, however, if the Holding Company Merger is consummated prior to the record date for CCBG's fourth quarter 2000 dividend, the FBWP dividend payable to each FBWP shareholder shall be reduced by the CCBG fourth quarter 2000 dividend payable to each FBWP shareholder; or

     (d)  except for this Agreement or as disclosed in
Section 7.2(d) of the FBWP Disclosure   Memorandum, issue, sell,
pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FBWP Common Stock or any other capital stock of any FBWP Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) adjust, split, combine or reclassify any capital stock of any FBWP Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FBWP Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any FBWP Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FBWP Entity) or (y) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

    (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned FBWP Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity, or
(iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (i) with respect to properties or businesses outside of Lee and Chambers Counties, Alabama, and Troup and Harris Counties, Georgia, or to borrowers whose principal residence is outside such counties unless such loans or extensions of credit are to existing borrowers of First National that are borrowers on the date of this Agreement, (ii) that are unsecured in excess of $100,000, or (iii) that are secured in excess of $250,000; (2) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of FBWP's business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to CCB; provided, however, that FBWP may, without the prior notice to or written consent of CCB, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any FBWP Entity is presently obligated under existing written agreements kept as part of such FBWP Entity's official records. If any FBWP Entity makes, extends, renews, renegotiates, compromises or settles any loans or extensions of credit or releases any collateral therefor that are subject to the prior disclosure to CCB hereunder and CCB has objected thereto, the Exchange Ratio shall be proportionally reduced by an amount equal to all outstanding principal of, and all accrued but unpaid interest and other charges on, such loan(s) as of the Effective Time; or

     (h) grant any increase in compensation or benefits to the employees or officers of any FBWP Entity, except in accordance with past practice as disclosed in Section 7.2(h) of the FBWP Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 7.2(h) of the FBWP Disclosure Memorandum; enter into or amend any severance agreements with officers of any FBWP Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any FBWP Entity except in accordance with past practice disclosed in Section 7.2(h) of the FBWP Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

     (i) enter into or amend any employment Contract between any FBWP Entity and any Person (unless such amendment is required by Law) that the FBWP Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (j)  adopt any new employee benefit plan of any FBWP
Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any FBWP Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

     (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FBWP Entity for material money damages or restrictions upon the operations of any FBWP Entity; or

     (m) except in the ordinary course of business and as expressly permitted in Section 7.2(g), enter into, modify, amend or terminate any material Contract calling for payments exceeding
$50,000 or waive, release, compromise or assign any material rights or claims.

     ARTICLE 7.3 COVENANTS OF CCBG . From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FBWP shall have been obtained, and except as otherwise expressly contemplated herein, CCBG covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the CCBG Capital Stock and the business prospects of the CCBG Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the CCBG Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any CCBG Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of CCBG, desirable in the conduct of the business of CCBG and its Subsidiaries. CCBG further covenants and agrees that it will not amend or agree or commit to amend or permit any of its Subsidiaries to amend or agree or commit to amend, without the prior written consent of FBWP, which consent shall not be unreasonably withheld, the Articles of Incorporation or Bylaws of CCBG, in each case, in any manner adverse to the holders of FBWP Common Stock as compared to the rights of holders of CCBG Common
Stock generally as of the date of this Agreement.

     ARTICLE 7.4 ADVERSE CHANGES IN CONDITION . Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

      ARTICLE 7.5 REPORTS . Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

     ARTICLE 8 ADDITIONAL AGREEMENTS

     ARTICLE 8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL . As soon as reasonably practicable after execution of this Agreement, at a date determined by CCBG in its sole discretion, CCBG shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of CCBG Common Stock upon consummation of the Mergers. FBWP shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as CCBG may reasonably request in connection with such action. FBWP shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) CCBG shall prepare and file with the SEC the Registration Statement which shall contain the Proxy Statement and FBWP shall mail such Proxy Statement to the FBWP shareholders, (ii) FBWP shall furnish to CCBG all information concerning FBWP that CCBG may reasonably request in connection with such Proxy Statement,
(iii) the Board of Directors of FBWP shall recommend to FBWP's shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of FBWP shall use their reasonable efforts to obtain such shareholders' approval. CCBG and FBWP shall make all necessary filings with respect to the Mergers under the Securities Laws.

     ARTICLE 8.2 NASDAQ LISTING . CCBG shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of CCBG Common Stock to be issued to the holders of FBWP Common Stock pursuant to the Holding Company Merger, and CCBG shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     ARTICLE 8.3 APPLICATIONS . CCBG shall promptly prepare and file, and FBWP shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     ARTICLE 8.4 FILINGS WITH STATE OFFICES . Upon the terms and subject to the conditions of this Agreement, CCBG shall execute and file the Articles of Merger with the Secretary of State of the States of Florida and Georgia in connection with the Closing.

     ARTICLE 8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE . Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9; provided, that nothing herein shall preclude either
Party from exercising its rights under this Agreement.  Each
Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     ARTICLE 8.6  INVESTIGATION AND CONFIDENTIALITY .

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Holding Company Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this
Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) FBWP shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to FBWP to preserve the confidentiality of the information relating to the FBWP Entities provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a FBWP Material Adverse Effect or a CCBG Material Adverse Effect, as applicable.

     (e) Upon request of CCBG, FBWP shall request within 10 days of the date thereof, that all third parties that received confidential information regarding FBWP or any of its Subsidiaries within the last 12 months in connection with a possible sale or merger transaction involving FBWP or any of its Subsidiaries promptly return such confidential information to FBWP.

     ARTICLE 8.7 PRESS RELEASES . Prior to the Effective Time, FBWP and CCBG shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     ARTICLE 8.8 CERTAIN ACTIONS . Except with respect to this Agreement and the transactions contemplated hereby, no FBWP Entity nor any Affiliate thereof nor any Representatives thereof retained by any FBWP Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of FBWP reasonably determines in good faith, based and relying upon a written opinion from its outside counsel, that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to FBWP's shareholder under applicable law, no FBWP Entity or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any discussions or Contract with respect to, any Acquisition Proposal, but FBWP may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. FBWP shall promptly advise CCBG following the receipt of any Acquisition Proposal and the details thereof, and advise CCBG of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. FBWP shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. FBWP will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of this Section 8.8 of the obligations undertaken in this Section 8.8.

     ARTICLE 8.9 ACCOUNTING AND TAX TREATMENT . Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Mergers, and to use its reasonable efforts to take no action which would cause the Mergers not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     ARTICLE 8.10 STATE TAKEOVER LAWS . Each FBWP Entity and each FBWP shareholder shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     ARTICLE 8.11 CHARTER PROVISIONS . Each FBWP Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FBWP Entity or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FBWP Entity that may be directly or indirectly acquired or controlled by them.

     ARTICLE 8.12 FBWP MEETINGS . Each FBWP Entity shall give prior notice of each meeting or proposed action by any of their respective Boards of Directors and/or committees, including a description of any matters to be discussed and/or acted upon, and shall permit a representative of CCBG to attend each such meeting, except during discussions relating to the transactions contemplated herein that present conflict of interest and/or confidentiality issues.

     ARTICLE 8.13  AGREEMENT OF AFFILIATES .  FBWP has disclosed in
Section 8.13 of the FBWP Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of FBWP for purposes of Rule 145 under the 1933 Act. FBWP shall cause each such Person to deliver to CCBG upon the execution of this Agreement a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FBWP Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CCBG Common Stock to be received by such Person upon consummation of the Mergers except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. CCBG shall be entitled to place restrictive legends upon certificates for shares of CCBG Common Stock issued to affiliates of FBWP pursuant to this Agreement to enforce the provisions of this Section 8.13; provided that CCBG removes such legends at the appropriate time. CCBG shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CCBG Common Stock by such affiliates.

     ARTICLE 8.14  EMPLOYEE BENEFITS AND CONTRACTS .

     (a) Following the Effective Time, CCBG shall provide generally to officers and employees of the FBWP Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of CCBG Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CCBG Entities to their similarly situated officers and employees; provided, that CCBG shall provide generally to officers and employees of FBWP Entities benefits in accordance with the policies of CCBG. CCBG shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by FBWP plans as of Closing of the FBWP Entities shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the corresponding plan maintained by the FBWP Entity and (ii) the individual affected by the pre-existing condition was covered by the FBWP Entity's corresponding plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and (except in the case of CCBG retirement plans) benefit accrual under CCBG's employee benefit plans, the service of the employees of the FBWP Entities prior to the Effective Time shall be treated as service with a CCBG Entity participating in such employee benefit plans. CCBG also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, consulting and other compensation Contracts disclosed in Section
8.14 of the FBWP Disclosure Memorandum to CCBG between any FBWP Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the FBWP Benefit Plans.

     (b) A. Drew Ferguson, III, Scott A. Huguley, Gerald B. Andrews, Jr., and Karen Meadows shall each enter into an employment agreement with CCBG or CCB that is satisfactory to CCBG which shall be effective as of the Effective Time (the "Employment Agreements"). The Employment Agreements shall contain standard provisions for terminating any existing employment arrangements between these individuals and any of the FBWP Entities.

     (c) Subject to compliance with applicable Laws and the absence of any Material Adverse Effects upon CCBG or any FBWP
Benefit Plans and/or CCBG Benefit Plans, CCBG intends to merge the FBWP 401(k) Plan with the CCBG 401(k) Plan.

     ARTICLE 8.15  INDEMNIFICATION .

     (a) With respect to all claims brought during the period of four (4) years after the Effective Time, CCBG shall indemnify, defend and hold harmless the present and former directors, officers and employees of the FBWP Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers or employees of FBWP or, at FBWP's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida Law. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CCBG and the Indemnified Party

     (b) CCBG shall, to the extent available, (and FBWP shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of two years after the Effective Time FBWP's existing directors' and officers' liability insurance policy (provided that CCBG may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of FBWP given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that CCBG shall not be obligated to make aggregate premium payments for such two-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to FBWP's directors and officers, 150% of the annual premium payments on FBWP's current policy in effect as of the date of this Agreement (the "Maximum Amount").

     (c)  Any Indemnified Party wishing to claim
indemnification under paragraph (a) of this Section 8.15, upon learning of any such Liability or Litigation, shall promptly notify CCBG thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (i) the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and
(iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     ARTICLE 8.16 CERTAIN POLICIES OF FBWP . CCBG and FBWP shall consult with respect to their respective major policies and practices and FBWP shall make such modification or changes to its policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. CCBG and FBWP also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.

     ARTICLE 8.17 STOCK OPTION AGREEMENT . Concurrently with the execution and delivery of this Agreement, CCBG and FBWP agree to execute and deliver the Stock Option Agreement in the form attached hereto as Exhibit 3.

     ARTICLE 8.18 DIRECTOR'S AGREEMENTS . Concurrently with the execution and delivery of this Agreement, FBWP agrees to cause each of its directors to execute and deliver a Director's
Agreement in the form attached hereto as Exhibit 5.

     ARTICLE 8.19  TAXES.

     (a) PRE-CLOSING PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAXES. Between the date hereof and the Effective Time, FBWP shall cause FBWP to prepare and file on or before the due date therefor all Tax Returns required to be filed by FBWP (except for any Tax Return for which an extension has been granted as permitted hereunder) on or before the Effective Time, and shall pay, or cause FBWP to pay, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to CCBG's consent (not to be unreasonably withheld or delayed).

     (b) NOTIFICATION OF TAX PROCEEDINGS. Between the date hereof and the Effective Time, to the extent FBWP has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of FBWP, FBWP shall provide prompt notice to CCBG of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

     (c) TAX ELECTIONS, WAIVERS AND SETTLEMENTS. FBWP shall not take any of the following actions:

     (i)  make, revoke or amend any Tax election;

     (ii) execute any waiver of restrictions on assessment or collection of any Tax; or

     (iii) enter into or amend any agreement or settlement with any Tax authority.

     (d)  TERMINATION OF EXISTING TAX-SHARING AGREEMENTS.
All tax-sharing agreements or similar arrangements with respect to or involving FBWP shall be terminated with respect to FBWP prior to the Effective Time, and, after the Effective Time, neither the FBWP and its affiliates, on the one hand, or FBWP, on the other, shall be bound thereby or have any liability thereunder to the other party for amounts due in respect of periods prior to the Effective Time.

     ARTICLE 8.20 FAIRNESS OPINION . FBWP shall obtain from Brown, Burke Capital Partners, Inc., a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by FBWP shareholders in connection with the Holding
Company Merger is fair, from a financial point of view, to such shareholders, a signed copy of which shall be immediately delivered to CCBG.

                        ARTICLE 9
        CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     ARTICLE 9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY . The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to
Section 11.6:

     (a) SHAREHOLDER APPROVAL. The shareholders of FBWP shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD. The shareholders of CCBG shall have approved the issuance of shares of CCBG Common Stock pursuant to the Holding Company Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

     (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Holding Company Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of CCBG would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or a CCBG Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of CCBG would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     (e)  REGISTRATION STATEMENT.  The Registration
Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CCBG Common Stock issuable pursuant to the Holding Company Merger shall have been received.

     (f) SHARE LISTING. The shares of CCBG Common Stock issuable pursuant to the Holding Company Merger shall have been approved for listing on the Nasdaq National Market.

     (g) TAX MATTERS. Each Party shall have received a written opinion of counsel from Gunster, Yoakley & Stewart, P.A., in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Holding Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Holding Company Merger of FBWP Common Stock for CCBG Common Stock will not give rise to gain or loss to the shareholders of FBWP with respect to such exchange (except to the extent of any cash received), and (iii) none of FBWP or CCBG will recognize gain or loss as a consequence of the Holding Company Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue
Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FBWP and CCBG reasonably satisfactory in form and substance to such counsel.

     ARTICLE 9.2 CONDITIONS TO OBLIGATIONS OF CCBG . The obligations of CCBG to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CCBG pursuant to Section 11.6(a):

     (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FBWP set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of FBWP set forth in this Agreement (including, without limitation, the representations and warranties set forth in Sections 5.3, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FBWP Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of FBWP to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

     (c)  CERTIFICATES.  FBWP shall have delivered to CCBG
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section
9.1 as relates to FBWP and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FBWP's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CCBG and its counsel shall request.

     (d) OPINION OF COUNSEL. CCBG shall have received an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to
FBWP, dated as of the Closing, in form reasonably satisfactory to CCBG, as to the matters set forth in Exhibit 4.

     (e) AFFILIATES' AGREEMENTS. CCBG shall have received from each affiliate of FBWP the affiliates letter referred to in
Section 8.13.

     (f) NET WORTH AND CAPITAL REQUIREMENTS. Immediately prior to the Effective Time, FBWP shall have a consolidated minimum net worth of at least $15,500,000; provided that, "net worth" shall be deemed to not be reduced by fees, costs and expenses (i) incurred or paid at the request of CCBG, except for adjustments requested by CCBG for purposes of complying with GAAP, or (ii) incurred and paid by FBWP in connection with the execution and performance of this Agreement which amounts shall not exceed $400,000. For purposes of this Section 9.2(g), "net worth" shall mean the sum of the amounts set forth on the balance sheet as stockholders' equity (including the par or stated value of all outstanding capital stock, additional paid-in surplus, retained earnings, treasury stock and unrealized gain or loss on securities available for sale) determined in accordance with GAAP.

     (g) DIRECTOR'S AGREEMENTS. CCBG shall have received from each director of FBWP the Director's Agreement set forth hereto at Exhibit 5.

     (h) CLAIMS LETTER. CCBG shall have received from each director and officer of FBWP the Claims Letter set forth hereto at Exhibit 6.

     (i) CLEARANCE CERTIFICATE. FBWP shall provide CCBG with a clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve CCBG of any obligation to withhold any portion of the consideration under this Agreement.

     (j) EMPLOYMENT AGREEMENTS. CCBG shall have received from each of the individuals listed in Section 8.14(b) an executed Employment Agreement.

     ARTICLE 9.3 CONDITIONS TO OBLIGATIONS OF FBWP . The obligations of FBWP to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FBWP pursuant to Section 11.6(b):

     (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of CCBG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of CCBG set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CCBG Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of CCBG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c)  CERTIFICATES.  CCBG shall have delivered to FBWP
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section
9.1 as relates to CCBG and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CCBG's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FBWP and its counsel shall request.

     (d) OPINION OF COUNSEL. FBWP shall have received an opinion of Gunster, Yoakley & Stewart, P.A., counsel to CCBG, dated as of the Effective Time, in form reasonably acceptable to FBWP, as to the matters set forth in Exhibit 7.

                     ARTICLE 10
                    TERMINATION

     ARTICLE 10.1 TERMINATION . Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FBWP, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

     (a)  By mutual consent of CCBG and FBWP; or

     (b)  By either Party (provided that the terminating
Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a FBWP Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, on the breaching Party; or

     (c)  By either Party (provided that the terminating
Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d)  By either Party (provided that the terminating
Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FBWP fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meetings where such matters were presented to such shareholders for approval and voted upon; or

     (e)  By either Party in the event that the Holding
Company Merger shall not have been consummated by March 31, 2001, which date may be extended by the mutual consent of the Parties, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(e); or

     (f)  By either Party (provided that the terminating
Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Holding Company Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(e); or

     (g) By CCBG, in the event that the Board of Directors of FBWP shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of FBWP.

     ARTICLE 10.2 EFFECT OF TERMINATION . In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.6(b) and 8.7 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     ARTICLE 10.3 ALTERNATE TRANSACTION . Nothing contained in this Agreement shall be deemed to prohibit any director or officer of FBWP from fulfilling his or her fiduciary duties to FBWP shareholders or from taking any action required by law. However, in addition to any other payments required by this Agreement, in the event that this Agreement is terminated as a result of FBWP or the holders of at least a majority of the shares of FBWP
Common Stock entering into an agreement with respect to the merger of FBWP with a party other than CCBG or the acquisition of a majority of the outstanding shares of FBWP Common Stock by any party other than CCBG, or is terminated in anticipation of any such agreement or acquisition, then, in either event, FBWP shall immediately pay CCBG, by wire transfer, $350,000 in full satisfaction of CCBG's losses and damages resulting from such termination. FBWP agrees that $350,000 is reasonable under the circumstances, that it would be impossible to exactly determine CCBG's actual damages as a result of such a termination and that CCBG's actual damages resulting from the loss of the transaction are in excess of $350,000.

     ARTICLE 10.4 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS . The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.4 and Articles 1, 2, 3, 4 and 11 and Sections 8.7, 8.13, 8.14, 8.15 and 10.3.

                    ARTICLE 11 MISCELLANEOUS

     ARTICLE 11.1  DEFINITIONS .

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by CCBG and filed with the Secretary of State of the States of Florida and Georgia relating to the Holding Company
Merger as contemplated by Section 1.1.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC ACT" shall mean the federal Bank Holding Company Act of
1956, as amended.

     "CCB" shall mean Capital City Bank, a Florida chartered commercial bank and a CCBG Subsidiary.

     "CCBG CAPITAL STOCK" shall mean, collectively, the CCBG
Common Stock, the CCBG Preferred Stock and any other class or series of capital stock of CCBG.

     "CCBG COMMON STOCK" shall mean the common stock of CCBG, $0.01 par value per share.

     "CCBG DISCLOSURE MEMORANDUM" shall mean the written information entitled "Capital City Bank Group, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to FBWP describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "CCBG ENTITIES" shall mean, collectively, CCBG and all CCBG
Subsidiaries.

     "CCBG FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CCBG as of June 30, 2000, and as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000, and for each of the three fiscal years ended December 31, 1999, 1998 and 1997, as filed by CCBG in SEC Documents, and (ii) the consolidated statements of condition and balance sheets of CCBG (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1999.

     "CCBG MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of CCBG and its Subsidiaries, taken as a whole, or (ii) the ability of CCBG to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CCBG (or any of its Subsidiaries) taken with the prior informed written Consent of FBWP in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of CCBG, including expenses incurred by CCBG in consummating the transactions contemplated by this Agreement.

     "CCBG PREFERRED STOCK" shall mean the preferred stock of CCBG, $0.01 par value per share.

     "CCBG STOCK PLANS" shall mean the existing stock-based plans of CCBG designated as follows: (i) 1996 Associate Incentive
Plan, (ii) Associate Stock Purchase Plan, (iii) Director Stock
Purchase Plan and (iv) Dividend Reinvestment Plan.

     "CCBG SUBSIDIARIES" shall mean the Subsidiaries of CCBG, which shall include the CCBG Subsidiaries described in Section
6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CCBG in the future and held as a Subsidiary by CCBG at the Effective Time.

     "CLOSING DATE" shall mean the date on which the Closing occurs.

     "CONFIDENTIALITY AGREEMENT" shall mean that certain
Confidentiality Agreement, dated January 25, 2000, between FBWP and CCBG.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

     "EXHIBITS" 1 through 7, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FBCA" shall mean the Florida Business Corporation Act.

     "FBWP COMMON STOCK" shall mean the common stock of FBWP, $1.25 par value per share.

     "FBWP DISCLOSURE MEMORANDUM" shall mean the written information entitled "First Bankshares of West Point, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to CCBG describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "FBWP ENTITIES" shall mean, collectively, FBWP and all FBWP
Subsidiaries.

     "FBWP FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FBWP as of June 30, 2000, and as of December 31, 1999, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000, and for each of the three fiscal years ended December 31, 1999, 1998 and 1997, and (ii) the consolidated statements of condition of FBWP (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) that are delivered to CCBG with respect to periods ended subsequent to December 31, 1999.

     "FBWP MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FBWP and its Subsidiaries, taken as a whole, or (ii) the ability of FBWP to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of FBWP (or any of its Subsidiaries) taken with the prior informed written Consent of CCBG in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of FBWP, including expenses incurred by FBWP in consummating the transactions contemplated by this Agreement, subject to 9.2(f).

     "FBWP STOCK PLANS" shall mean all stock-based plans of FBWP.

     "FBWP SUBSIDIARIES" shall mean the Subsidiaries of FBWP, which shall include the FBWP Subsidiaries described in Section
5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FBWP in the future and held as a Subsidiary by FBWP at the Effective Time.

     "FHLMC" shall mean the Federal Home Loan Mortgage
Corporation

     "FIRST NATIONAL" shall mean The First National Bank of West
Point, a national banking association and a FBWP Subsidiary.

     "FNMA" shall mean the Federal National Mortgage Association.

     "FOSTER LOAN" shall mean that certain loan made by First
Peoples to the Foster Lumber Company and participated out to First National which was made as of March 2, 1999, in the original principal amount of $5,000,000.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

     "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 11.1 of the FBWP Disclosure Memorandum or the CCBG Disclosure Memorandum, as applicable.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "NASD" shall mean the National Association of Securities
Dealers, Inc.

     "NASDAQ NATIONAL MARKET" shall mean the National Market
System of the National Association of Securities Dealers
Automated Quotations System.

     "OCC" shall mean the Office of the Comptroller of the Currency.

     "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either FBWP or CCBG, and "PARTIES" shall mean both FBWP and CCBG.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" shall mean the proxy statement used by FBWP to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of CCBG relating to the issuance of the CCBG
Common Stock to holders of FBWP Common Stock.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CCBG under the 1933 Act with respect to the shares of CCBG Common Stock to be issued to the shareholders of FBWP in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, Georgia Department of Banking and Finance and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the
Investment Company Act of 1940, as amended, the Investment
Advisors Act of 1940, as amended, the Trust Indenture Act of
1939, as amended, and the rules and regulations of any Regulatory
Authority promulgated thereunder.

     "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of FBWP to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

     "SIGNIFICANT SUBSIDIARY" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

     "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "SURVIVING CORPORATION" shall mean CCBG as the surviving corporation resulting from the Holding Company Merger.

     "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

     "USDA GUARANTEE" shall mean the guarantee by the USDA of payment of the Foster Loan.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

      Allowance                           Section 5.9
      Bank Merger                         Preamble
      Bank Plan                           Section 1.2
      Cash Exchange Ratio                 Section 3.1(b)
      CCBG Benefit Plans                  Section 6.15
      CCBG Contracts                      Section 6.16
      CCBG ERISA Plan                     Section 6.15
      CCBG Pension Plan                   Section 6.15
      CCBG SEC Reports                    Section 6.5(a)
      Closing                             Section 1.2
      Deficient Amount                    Section 3.1(b)
      Effective Time                      Section 1.3
      Employment Agreements               Section 8.14(b)
      ERISA Affiliate                     Section 5.15(b)
      Escrow Agent                        Section 3.6
      Exchange Agent                      Section 4.1
      Exchange Ratio                      Section 3.1(b)
      FBWP Benefit Plans                  Section 5.15
      FBWP Contracts                      Section 5.16
      FBWP ERISA Plan                     Section 5.15
      FBWP Options                        Section 3.6
      FBWP Pension Plan                   Section 5.15
      First Peoples                       Section 3.1(b)
      Holding Company Merger              Preamble
      Maximum Amount                      Section 8.15
      Mergers                             Preamble
      Share Exchange Ratio                Section 3.1(b)
      Takeover Laws                       Section 5.21
      Tax Opinion                         Section 9.1(h)
      Wholesale Mortgage Business         Section 5.16
      Withholding Amount                  Section 3.6

      (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words
"without limitation."

     ARTICLE 11.2  EXPENSES .  Except as otherwise provided in this
Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy
Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     ARTICLE 11.3 BROKERS AND FINDERS . Except for Brown, Burke Capital Partners, Inc. as to FBWP and except for McConnell, Budd & Downes, Inc. as to CCBG, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FBWP or by CCBG, each of FBWP and CCBG, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     ARTICLE 11.4 ENTIRE AGREEMENT . Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section
8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.14 and 8.15.

     ARTICLE 11.5 AMENDMENTS . To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of FBWP Common Stock, there shall be made no amendment that reduces or modifies in any material adverse respect the consideration to be received by holders of FBWP Common Stock; and further provided, that the provisions of this Agreement relating to the manner or basis in which shares of FBWP Common Stock will be exchanged for shares of CCBG Common Stock shall not be amended after the Shareholders' Meeting in a manner adverse to the holders of CCBG Common Stock without any requisite approval of the holders of the issued and outstanding shares of CCBG Common
Stock entitled to vote thereon.

     ARTICLE 11.6  WAIVERS .

     (a) Prior to or at the Effective Time, CCBG, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FBWP, to waive or extend the time for the compliance or fulfillment by FBWP of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CCBG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CCBG.

     (b) Prior to or at the Effective Time, FBWP, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CCBG, to waive or extend the time for the compliance or fulfillment by CCBG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FBWP under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FBWP.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     ARTICLE 11.7 ASSIGNMENT . Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     ARTICLE 11.8 NOTICES . All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

           FBWP:              First Bankshares of West Point, Inc.
                              3rd Avenue and West 10th Street
                              West Point, Georgia 31833
                              Telecopy Number: (706) 645-6245
                              Attention: Scott A. Huguley

           Copy to Counsel:   Powell, Goldstein, Frazer & Murphy LLP
                              191 Peachtree Street, N.E., Sixteenth Floor
                              Atlanta, Georgia 30303
                              Telecopy Number: (404) 572-6999
                              Attention: Walter G. Moeling IV, Esq.

           CCBG:              Capital City Bank Group, Inc.
                              217 North Monroe Street
                              Tallahassee, Florida 33301
                              Telecopy Number: (850) 878-9150
                              Attention: J. Kimbrough Davis

           Copy to Counsel:   Gunster, Yoakley & Stewart, P.A.
                              777 South Flagler Drive, Suite 500 East
                              West Palm Beach, Florida 33401-6194
                              Telecopy Number: (561) 655-5677
                              Attention: Michael V.  Mitrione, Esq.

      ARTICLE 11.9 GOVERNING LAW . This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

      ARTICLE 11.10 COUNTERPARTS . This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      ARTICLE 11.11 CAPTIONS; ARTICLES AND SECTIONS . The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

      ARTICLE 11.12 INTERPRETATIONS . Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

      ARTICLE 11.13 ENFORCEMENT OF AGREEMENT . The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.
It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      ARTICLE 11.14 SEVERABILITY . Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                              CAPITAL CITY BANK GROUP, INC.


                              By:   /s/ William G. Smith, Jr.
                                   William G. Smith, Jr.
                                   President and CEO

                              FIRST BANKSHARES OF WEST POINT, INC.


                              By:   /s/ Scott A. Huguley
                              Name:   Scott A. Huguley
                              Its:   Chairman
WPB/WP/513425.11





LIST OF EXHIBITS

Exhibit
Number   Description
-------  -----------


  1. Bank Plan of Merger.  (Section 1.4).

  2. Form of agreement of affiliates of FBWP.  (Sections 8.13 and 9.2(g)).

  3. Form of Stock Option Agreement.  (Section 8.17).

  4. Matters as to which Powell, Goldstein, Frazer & Murphy LLP will opine. (Section 9.2(d)).

  5. Form of Director's Agreement.  (Sections 8.18 and 9.2(g)).

  6. Claims Letter.  (Section 9.2(h)).

  7. Matters as to which Gunster, Yoakley & Stewart, P.A. will opine. (Section 9.3(d)).



Copies of the above exhibits will be provided to the Securities and Exchange Commission upon request.




WPB/WP/513425.11